Exhibit 99.1

Jan. 28, 2005

DTE ENERGY ANNOUNCES SHARE REPURCHASE AUTHORIZATION

          DETROIT — DTE Energy (NYSE:DTE) today announced its Board of Directors has authorized up to a $700 million common share repurchase through 2008.

          This authorization will provide company management with the flexibility to pursue share repurchases from time to time. The actual number of shares to be repurchased is unknown at this time. The number of shares to be repurchased will depend on future cash flows and investment opportunities.

          As stated previously, DTE Energy expects to have $1.65 billion of cash available for redeployment through 2008. DTE Energy intends for this cash first to be used to reduce parent company debt and then to pursue growth investments that meet the company’s risk-return and value-creation criteria. The company plans to repurchase shares only if investment opportunities meeting these criteria do not fully utilize the available cash.

          DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its largest operating units are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

          This press release contains forward-looking statements that are subject to various assumptions, risks and uncertainties. It should be read in conjunction with the Forward-Looking Statements section in the company’s 2003 Form 10-K (which section is incorporated by reference herein) and in conjunction with other SEC reports filed by the company that discuss important factors that could cause the company’s actual results to differ materially. The company expressly disclaims any current intention to update any forward-looking statements contained in this press release as a result of new information or future events or developments.

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